______________________

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF EXCHANGE

EMVELCO CORP.

and

DAVY CROCKETT GAS COMPANY, LLC

_______________________

June 11, 2008

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF EXCHANGE

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF EXCHANGE (the "Agreement") is made and entered into on June 11, 2008 by and among EMVELCO Corp., a Delaware corporation (hereinafter referred to as “EMVELCO”) and DAVY CROCKETT GAS COMPANY, LLC, a Nevada limited liability company (hereinafter referred to as “DC Gas") and the members of DC Gas (the “Members”). The individuals and entities above are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A. On May 1, 2008, EMVELCO, DC Gas and the Members entered into that certain Agreement and Plan of Exchange (the “Original Agreement”) pursuant to which EMVELCO acquired DC Gas and the Members received convertible notes of EMVELCO in consideration for their interest in DC GAS.

B. Each of the parties to the Original Agreement hereby agrees to enter into this Agreement in order to amend certain provisions of the Original Agreement.

NOW, therefore, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereto agree as follows:

1. Section 1 of the Original Agreement is hereby amended and restated as follows:

“SECTION 1. OWNERSHIP OF EMVELCO AND DC GAS

The Parties acknowledge that the ownership of the Companies, as of the date all Parties hereto have executed this Agreement, immediately prior to giving effect to the transactions hereunder, is as follows:

1.1. The authorized capital stock of EMVELCO currently consists of Thirty-Five Million (35,000,000) shares of common stock and Five Million (5,000,000) shares of preferred stock. At Closing, EMVELCO shall cause to be issued shares of Preferred Stock (“Preferred Shares”), in accordance with the Certificate of Designation attached hereto as Exhibit A, that are convertible into Fifty Million (50,000,000) shares of EMVELCO common stock (the “EMVELCO Shares”).

1.2. The membership interests of DC Gas, currently consists of Ten Thousand units of membership interests and is owned of record and held beneficially by the Members. The Members currently own collectively 10,000 units of DC Gas which represents 100% of the outstanding units of DC Gas (the “DC Gas Units”) and the Members are the sole members of DC Gas. The Members will transfer their DC Gas Units to EMVELCO at the Closing and such DC Gas Units shall be free and clear of all liens.

2. Section 2.1 of the Original Agreement is hereby amended and restated as follows:

“2.1 Convertible Notes and Additional Convertible Notes. EMVELCO hereby agrees that it shall issue the Preferred Shares to the Members in exchange for their outstanding DC Gas Units in proportion to their membership interest. EMVELCO will issue the Preferred Shares with a stated value of $50,000,000 concurrently with execution of this Agreement The Preferred Shares shall be issued to the Members in the amounts set forth next to their respective names on Schedule 2.1 to this Agreement.”

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

EMVELCO CORP.,
a Delaware Corporation

By:/s/Yossi Attia
Name: Yossi Attia
Its: Chief Executive Officer

DAVY CROCKETT GAS COMPANY, LLC
a Nevada Limited Liability Company

By:/s/ Mike M. Mustafoglu
Its: Managers

TransGlobal Financial Services LLC, and
Robin Ann Gorelick Esq.
Names: Mike M. Mustafoglu, President
Robin Ann Gorelick Esq.

DAVY CROCKETT GAS COMPANY, LLC MEMBERS:

PMFT HOLDINGS, LTD.

By:	/s/ Evan James
Evan James, Officer

CORPORATE GROUP SERVICES LIMITED

By:	/s/ Hulya Oransel
Hulya Oransel, President

SULLY, LLC

By:	/s/ Don Sullivan
Don Sullivan, Manager

BEACON FINANCIAL CORP.

By:	/s/ Richard Fitzler
Richard Fitzler, President